Exhibit 99.8

Prospect Global Launches Rights Offering to All Stockholders

Financing Will Support Continued Development of Holbrook Basin Project

DENVER, CO, May 22, 2013 — /PRNewswire/ —

DENVER, Colorado.—(BUSINESS WIRE)—May 22, 2013, Prospect Global Resources Inc. (NASDAQ: PGRX) announced today that it had commenced its previously announced rights offering to its stockholders.  In the rights offering stockholders as of the record date, May 6, 2013, may purchase their pro rata share of units for $0.22 per unit, each unit consisting of one share of common stock and one-half of a warrant to purchase a share of common stock. The warrant exercise price for a whole warrant will be $0.35. The warrants will be exercisable for a period of 12 months from the date of issuance, and each whole warrant will be immediately detachable and separately tradable. Holders who fully exercise their rights may also exercise an over-subscription to purchase additional units for which other holders have not subscribed.  The rights offering expires on June 6, 2013 unless extended.

In connection with this rights offering, Prospect expects to conduct a separate underwritten public offering of securities at an offering price no lower than offered in the rights offering, expected to close on the same day as the rights offering. The maximum aggregate gross proceeds to be raised in the rights offering and the underwritten public offering is approximately $28.4 million and the minimum is approximately $12 million in each case inclusive of the $5 million of proceeds from the previously disclosed loan to us by two stockholders.  The original issue discount $5.5 million promissory notes issued to these stockholders will convert into the securities offered in the rights offering at a conversion price equal to the rights offering subscription price.

Prospect intends to use the net proceeds from this rights offering and the underwritten public offering to continue to fund the development of its potash mining project located in the Holbrook Basin of eastern Arizona, including preparation of a definitive feasibility study, make mandatory repayments of outstanding indebtedness, pay the expenses associated with the rights offering and the underwritten public offering and for general corporate purposes.

The rights offering will be conducted via an existing effective shelf registration statement.  Each stockholder will receive 0.751 (not 0.751% as erroneously previously reported) of a subscription right for each share held.  The subscription rights are not transferable and will be evidenced by subscription rights certificates.  Prospect will mail rights offering materials, including a prospectus supplement and a subscription rights certificate, to the record holders on or about May 22, 2013.  Corporate Stock Transfer, Inc. in Denver Colorado is the subscription agent for the rights offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The rights offering and the public offering will each be made by means of a prospectus and a related prospectus supplement.

About Prospect Global Resources Inc. [PGRX]:

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect’s potash resources and development of Prospect’s potash mining facility.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. The company’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

For further information, please contact:

Gregory Dangler, CFO

+1 (303) 990-8444